Exhibit 21.1

AQUA AMERICA, INC. AND SUBSIDIARIES

The following table lists the significant subsidiaries and other active subsidiaries of Aqua America, Inc. at December 31, 2012:

Aqua Pennsylvania, Inc. (Pennsylvania)

Aqua Resources, Inc. (Delaware)

Aqua Services, Inc. (Pennsylvania)

Aqua Infrastructure, LLC (Pennsylvania)

Aqua Ohio, Inc. (Ohio)

Aqua Illinois, Inc. (Illinois)

Aqua New Jersey, Inc. (New Jersey)

Aqua North Carolina, Inc. (North Carolina)

Aqua Texas, Inc. (Texas)

Aqua Indiana, Inc. (Indiana)

Aqua Virginia, Inc. (Virginia)

Aqua Utilities Florida, Inc. (Florida)

Aqua Georgia, Inc. (Georgia)